EXHIBIT 99.2

Investors:	Betsy Brod/Jonathan Schaffer
Brod & Schaffer, LLC
(212) 750-5800

MILLENNIUM CELL REPORTS FOURTH QUARTER RESULTS

Eatontown, NJ—February 28, 2005 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen energy systems today reported a net loss for the quarter ended December 31, 2004 of $2.2 million, or $0.06 per share, as compared to $2.9 million, or $0.08 per share in the same period of 2003. The adjusted net loss for the quarter was $2.1 million, or $0.05 per share, as compared to an adjusted net loss of $3.0 million or $0.09 per share, in the fourth quarter of 2003. This was in line with expectations.

Cash used in operating and investing activities during the fourth quarter of 2004 was $1.6 million compared to $1.9 million in last year’s fourth quarter. For the full year 2004, cash used was $7.5 million, down from $10.3 million in 2003, a 27% reduction.

H. David Ramm, Millennium Cell Interim President and CEO, commented, “In 2004, the Company strongly focused on developing hydrogen energy systems for portable electronic devices, adding strategic personnel to develop new business opportunities that accelerate our progress towards commercialization of our products. These activities culminated in our agreement with Dow, which was announced earlier today.

“Securing a strategic relationship with Dow is a major accomplishment for Millennium Cell, and with their capabilities and experience, we are much better positioned to introduce compelling hydrogen energy systems. In 2005, we look forward to working with Dow as well as with our fuel cell partners and government agencies to deliver on our business plan,” concluded Mr. Ramm.

The Company will host a conference call on February 28th, at 11:00 a.m., EDT to discuss its fourth quarter results and the previously announced strategic agreement with The Dow Chemical Company. Interested parties may listen to the live teleconference by dialing 1-800-299-7635 (accessible from the U.S. and Canada) and entering passcode 45798521. A replay of the call will be available through March 8, 2005, by dialing 1-888-286-8010 and entering in passcode 94650271.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.
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About Millennium Cell

Millennium Cell Inc. is engaged in the development of next generation hydrogen energy systems for use primarily in portable electronic devices for the consumer, medical, military and industrial markets.  These energy systems offer runtime, weight, safety and cost advantages in an attractive form factor versus existing solutions. Millennium Cell is developing this technology in partnership with corporate and government entities. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” “on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations” in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2003. Millennium Cell believes that Net Loss - adjusted, which excludes non-cash equity charges, is a more meaningful financial measure to compare to prior periods as it is a better indicator of cash spending and is also how its management views the business internally.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended
Statement of Operations	Dec., 04	Dec., 03	Dec., 04	Dec., 03
Revenue	$0.1	$0.1	$0.2	$0.5
Cost of revenue	0.1	0.1	0.2	0.4
Gross margin	--	--	--	0.1

Product development and marketing	0.7	1.3	3.4	5.3
General and administrative	1.2	1.0	4.2	3.8
Non-cash charges	0.1	(0.2)	0.8	2.2
Depreciation and amortization	0.1	0.2	0.5	0.7
Research and development	0.4	0.2	0.5	1.0
Total operating expenses	2.5	2.5	9.4	13.0

Loss from operations - as reported	(2.5)	(2.5)	(9.4)	(12.9)
Loss from operations - adjusted (1)	(2.4)	(2.7)	(8.6)	(10.8)
Interest expense	0.1	0.6	1.8	2.9
Equity in losses of affiliates	--	--	--	0.5
Loss before income taxes	(2.6)	(3.1)	(11.2)	(16.3)
Benefit from income taxes	0.4	0.2	0.4	0.2
Net loss - as reported	$(2.2)	$(2.9)	$(10.8)	$(16.1)

Net loss per share	$(0.06)	$(0.08)	$(0.29)	$(0.51)

Weighted-average number of shares outstanding	38.8	34.6	37.2	31.6

Reconciliation of Net Loss to Adjusted Net Loss:
Net loss - as reported	$(2.2)	$(2.9)	$(10.8)	$(16.1)
Less: Non-cash charges	0.1	(0.1)	0.8	2.2
Net loss - adjusted (1)	$(2.1)	$(3.0)	$(10.0)	$(13.9)

Net loss per share - adjusted (1)	$(0.05)	$(0.09)	$(0.27)	$(0.44)

(1) Excludes non-cash charges.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Dec., 04	Dec., 03
Unrestricted cash (1)	$8.2	$6.0
Restricted cash (2)	3.0	3.0
Fixed assets, net	0.7	1.0
Patents and licenses, net	0.5	0.6
Other assets	0.8	0.4

Total assets	$13.3	$11.0

Accounts payable and accrued expenses	$1.3	$0.7
Secured debentures, net of discount	2.4	2.4
Unsecured debentures, net of discount	5.1	0.7
Other liabilities	0.3	0.3
Stockholders' equity	4.2	6.9

Total liabilities and stockholders' equity	$13.3	$11.0

(1) Increase in cash from $6.0 (Dec., 03) to $8.2 (Dec., 04) was $2.2 million: ($7.7) cash consumed in operations
+ $0.4 working capital + ($0.1) fixed assets additions + $9.4 net cash provided by PIPE financings.
+ ($0.1) deferred financing costs + $0.3 issuances of stock.

(2) Cash restricted is collateral for secured debentures and facility lease.